UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2003

Caterpillar Financial Services Corporation

(Exact name of Registrant as specified in its charter)

0-13295

(Commission File Number)

Delaware	37-1105865
(State of incorporation)	(IRS Employer Identification Number)

2120 West End Avenue

Nashville, Tennessee 37203-0001

(Address of principal executive offices, with zip code)

(615) 341-1000

(Registrant's telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure

The following consists of Caterpillar Financial Services Corporation's Fourth-Quarter Results released on January 23, 2003. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

January 23, 2003

CAT FINANCIAL ANNOUNCES 2002 YEAR-END RESULTS

Caterpillar Financial Services Corporation (Cat Financial) today reported revenues of $1.58 billion for 2002, a decrease of $38 million or 2 percent compared with 2001. Profit after tax was $193 million, a $19 million or 9 percent decrease from 2001.

The decrease in revenues was due to a lower interest rate environment and less securitization-related income (primarily less gains on securitizations). The decrease was substantially offset by a larger portfolio.

The reduction in profit was due to less securitization-related income and increased operating expenses, partially offset by a larger portfolio.

New retail financing business was a record $7.29 billion, an increase of $474 million or 7 percent from 2001. The increase was primarily related to increased financing in the North American segment.

Past dues over 30 days were 3.5 percent compared to 3.9 percent at the end of 2001. Write-offs, net of recoveries, were $85 million for 2002 compared with $72 million for 2001.

Caterpillar Vice President and Cat Financial President James S. Beard said, "As is well known, the world economic environment was full of challenges, but we ended the year in a strong position with lower delinquencies and only moderately higher bad debts than 2001. In the meantime, we have continued our geographic expansion to Russia and New Zealand, and are performing well in a recent expansion market, Japan. We are in an excellent position to serve the needs of Caterpillar and Caterpillar dealers around the world."

Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar ® gas turbines as well as other equipment and marine vessels. The company also extends loans to customers and dealers. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FOURTH QUARTER 2002 VS. FOURTH QUARTER 2001

(ENDING DECEMBER 31)

(Millions of dollars)

	2002	2001	CHANGE
Revenues	$ 404	$ 397	2%
Net Profit	$ 44	$ 47	(6%)
New Retail Financing Business	$ 1,989	$ 1,998	-
Portfolio	$ 16,546	$ 14,472	14%

FULL YEAR 2002 VS. FULL YEAR 2001

(ENDING DECEMBER 31)

(Millions of dollars)

	2002	2001	CHANGE
Revenues	$ 1,582	$ 1,620	(2%)
Net Profit	$ 193	$ 212	(9%)
New Retail Financing Business	$ 7,287	$ 6,813	7%

Caterpillar contact:

Kelly Wojda

Corporate Public Affairs

(309) 675-1307

Wojda_Kelly_g@cat.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Caterpillar Financial Services Corporation

Date: January 23, 2003	By:/s/ Paul J. Gaeto
Paul J. Gaeto
Secretary